Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229819) of Americold Realty Trust, and

(2)	Registration Statement (Form S-8 No. 333-222637) pertaining to the 2017 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2008 Equity Incentive Plan of Americold Realty Trust;

of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedule of Americold Realty Trust and Americold Realty Operating Partnership, L.P., included in this Annual Report (Form 10-K) of Americold Realty Trust and Americold Realty Operating Partnership, L.P. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 26, 2019